Privileged and Confidential
Attorney Work Product
---------------------







================================================================================

                       ZENITH CAPITAL STRUCTURE ANALYSIS
                                 PREPARED FOR
                              LG ELECTRONICS INC.

================================================================================




Lazard Freres & Co. LLC                                           March 25, 1998

                                                           Attorney Work Product
PROJECT LION                                    Preliminary Draft - Confidential
--------------------------------------------------------------------------------

Capital Structure Analysis


 . Current Capital Structure

  - Highly leveraged

  - Much of debt is short-term

  - Does not match business strategy

  - Citicorp Facility is over collateralized

  - 6 1/4% Subordinated Convertible Debentures must be serviced

  - At year end 1997, book equity is negative


 . Strategic Objectives of Financial Restructuring through a Pre-packaged
  Bankruptcy

  - Eliminate common equity in public hands

  - Create an impaired consenting class for cramdown

  - Complete restructuring in 1998

  - Define future financial needs

  - Stabilize capital structure

                                                           Attorney Work Product
Project Lion                                    Preliminary Draft - Confidential
--------------------------------------------------------------------------------

Alternatives for Convertible Subordinated Debentures

 .  $103.5 million 6 1/4% Convertible Subordinated Debenture, due 2011 (the
   "Debentures")

   -- Sinking fund of $5.8 million due annually in April

   -- Current bid/ask: 69 1/4 / 70 1/2

   -- Unsecured general obligation

   -- Convertible into common stock at $31.25 per share

 .  Ways to impair

   -- Reduce face amount

   -- Change maturity or average life

   -- Eliminate convertibility feature

   -- Modify interest rate

 .  Suggested approach to negotiations


              Going In                                    Coming Out
---------------------------------------     ------------------------------------
Face Amount @ 110% of new trading level     Face amount near par
Bullet maturity in 7 years (No SF)          Probably acceptable
Eliminate convertibility                    Probably acceptable
BB market interest rate                     Single B market rate
No covenants                                Depends on financial deal but likely
                                            limits on new secured and unsecured
                                            debt and dividends
No equity to holders                        Probably acceptable if rate of
                                            return attractive

Alternatives for Equity

 .    Current equity has no value except "hold-up" value

     -    Prevents Zenith from rapid reorganization

     -    Exposes LG to unwanted publicity and litigation

 .    Be prepared to give equity some compensation during pre-pack negotiations to "go away"


    Forms of Compensation          Method                  Problem
   ----------------------          ------                  -------
   Cash                        Pre-pack cash         Current market price
                               distribution          ($6.875) leads to high
                                                     expectations

   Debt or Preferred Stock     Obligation to pay      May be on balance sheet;
                               only under certain     has to be disclosed
                               circumstances

   Equity                      Warrants or other      Difficult to value; public
                               out-of-the money       shareholders might be
                               options                created

   Other Assets                Participation in       Difficult to value and
                               carved-out business    distribute
                               or asset distribution

 .    Preferable to issue security with contingent payment rights to existing non-LG shareholders

                                                          Attorney Work Product
PROJECT LION                                   Preliminary Draft - Confidential
-------------------------------------------------------------------------------

Alternatives for Equity (continued)


 . Characteristics of "contingent payment right"

     - Risk profile like a junior equity security although may be technically debt or preferred stock

     -    May be reporting company under '34 Act

     -    No corporate governance rights

     -    Payments based on either cash flow or "market value"

          <>   Difficult to determine market value - would have to periodically get investment bankers to value and opine

          <>   Preferable to base on achieving free cash flow benchmarks

 . Illustrative terms of contingent payment right

     -    Beginning in 2000 (may need to begin after Debentures are repaid)

     -    Financial test measured annually

     - Based on free cash flow after all debt service (including LG's) exceeding $________

     -    Limited to $_______ in any given year and $_______ cumulatively

     -    Expires 10 years after first year of measurement

 . Additional possibilities

     -    Offer shareholders choice of cash or the contingent payment right

     - Reverse-split stock, cash out fractional holders, and distribute contingent payment right to resulting small number of holders

Restructured Debt

 .    Zenith's restructured debt will include an asset-based facility secured by inventory, receivables, and intellectual property and the Debentures, as renegotiated.

 .    From the latest version of the Business Plan (March 12, 1998), it would appear that Zenith's balance sheet and cash flow cannot accommodate more than $125 million - $175 million of cash-pay obligations.

     - This amount is before taking into account any cash realized from the VSB royalty stream

 .    LG may determine to keep a modest amount of debt on Zenith's balance sheet.

     -    Will be serviced out of "excess cash flow" and VSB royalty stream

     - Until cash is available, can be structured as PIK security ("payment in-kind")
     - Should not exceed an amount necessary to provide Zenith with a capital structure attractive to suppliers and third party creditors

 .    As long as Zenith has third-party creditors (secured debt facility and
     Debentures), LG will have to conduct Zenith's business in a way that does not materially impair Zenith's creditworthiness.

     - May restrict sale/transfer of assets, transactions with affiliates, debt incurrence, etc.

     - Can maintain some flexibility by negotiating right to prepay at little or no penalty

($ in millions)

                                       Illustrative Restructured Debt

                                Current/(1)/    Adjustments/(2)/    Pro Forma
                                -----------     ---------------     ---------
Secured Citicorp Agented Debt
  Inventory Revolver             $   3.8              --             $  3.8
  Term Loan                         36.0              --               36.0
  Receivables Securitization
    (LG LoC)                        47.8              --               47.8
                                 -------          -------             -----
                                    87.6                               87.6

Unsecured, LG Guaranteed
  4 Bank Revolvers                 102.0           (102.0)              --
  Leveraged Lease                  110.0           (110.0)              --

Unsecured Debt, Non-LG
  6 1/4% Debentures due 2011       103.6            (28.6)/(3)/        75.0

Direct LG Debt                       --               --                --
  LG Interest bearing time draft   140.0           (140.0)
  New Bridge Financing/(4)/         45.0            (45.0)
                                  ------                              -----
                                   500.6                               75.0
                                  ------                              -----
Total Debt                        $588.2                             $162.6
                                  ======                             ======

----------------------------

/(1)/ Q1-98 Business Plan dated March 12, 1998 plus new LG Bridge Financing /(2)/ "Adjustments" represent conversion of LG debt to equity and renegotiation of Debentures.
/(3)/ For illustrative purposes only; amount not determinable at this time. /(4)/ Implicit in this analysis is that any additional LG-backed or direct debt is converted to equity.

($ in millions)

                                  Debt Ratios

                                                Zenith in
                                                FY 2000/(1)/
                                               -------------
     EBIT                                         $15.1

          Depreciation & amortization               2.3
                                                -------
     EBITDA                                       $17.4
                                                =======

     Cash Interest Expense

          Inventory & Term Loan (8.75%)             3.5

          Receivables (6.50%)                       3.1

          Debentures (10.0%)                        7.5
                                                -------
                                                  $14.1
                                                =======

     EBIT to Cash Interest                         1.07x

     EBITDA to Cash Interest                       1.23x

     Debt to EBITDA                                9.34x

----------------------------

/(1)/ Business Plan dated March 12, 1998, excludes cash flow, if any, VSB royalty

                                                           Attorney Work Product
PROJECT LION                                    Preliminary Draft - Confidential
--------------------------------------------------------------------------------

Restructured Debt (cont'd)
($ in millions)

                           ADDITIONAL DEBT CAPACITY

                                   1999           2000           2001           2002          2003
                                -----------   -----------    -----------    -----------    -----------
EBITDA in
  Business Plan/(1)/              $(14.8)        $17.4          $17.4          $17.4          $17.4

25% of PJSC Going
  Concern VSB Cash Flows             7.9          15.6           21.1           26.8           32.8
                                -----------   -----------    -----------    -----------    -----------

Adjusted EBITDA                   $ (6.9)        $33.0          $38.5          $44.2          $50.2
                                ===========   ===========    ===========    ===========    ===========


Cash Interest Expense as
  per prior page                    14.1          14.1           14.1           14.1           14.1

Additional Interest/(2)/             -             0.6            3.0            5.5            8.2
                                -----------   -----------    -----------    -----------    -----------
  Total Interest                   $14.1         $14.7          $17.1          $19.6          $22.3


EBITDA to Cash Interest             NM            2.25x          2.25x          2.25x          2.25x

Additional Debt Capacity/(3)/       N/A           $7.1          $35.3          $64.7          $96.5

Debt to EBITDA/(4)                  N/A           5.14x          5.14x          5.14x          5.16x



-----------------
(1) Business Plan forecast of March 12, 1998 to the year 2000, held constant thereafter.
(2) Based on S&P Single B coverage of 2.27x.
(3) Assume debt carries H.50% interest rate.
(4) S&P Single B Debt to EBITDA is 4.37x.

                                                           Attorney Work Product
Project Lion                                    Preliminary Draft - Confidential
--------------------------------------------------------------------------------

Restructured Capitalization
($ in millions)

                       Illustrative Capitalization/(1)/

                                                       Full Value for VSB     25% Value for VSB
                                                       ------------------     -----------------
Enterprise Value based on Business Plan of 3/12/98        $  90.0/(2)/          $  90.0/(2)/

Domestic VSB value                                          222.5/(2)/             55.6/(3)/
                                                       ------------------     -----------------
Total Asset Value                                           312.5                 145.6

Pro forma debt                                             (162.6)               (162.6)
                                                       ------------------     -----------------
Equity Value                                              $ 149.9               $ (17.0)

     Debt % Total Assets                                     52.0%                   NM



Total Asset Value                                         $ 312.5               $ 145.6

Pro forma debt                                             (162.6)               (162.6)

LG debt                                                    (100.0)               (100.0)
                                                       ------------------     -----------------
Equity Value                                              $  49.9               $(117.0)

     Debt % Total Assets                                     84.0%                   NM

---------------
/(1)/ Asset values are taken from "Going Concern" Analysis prepared by PJSC dated March 23, 1998. All values are (1) subject to substantial due diligence and review, (ii) assume utilization of NOL's without limitation and (iii) are conditioned on numerous assumptions described in the financial analysis compiled by PJSC.
/(2)/ Mid point of high/low range.
/(3)/ 25% of mid point of high/low range.

                                          December 13, 1998

                                          Attorney Work Product
                                          Prepared in Anticipation of Litigation
                                          Privileged and Confidential


                              LG Electronics Inc.
                              -------------------

Key Financial Options for Structuring a Bondholder Security
-----------------------------------------------------------

                   Proposed in S4                  Options
                   --------------                  -------
Coupon                 6.25%         Any coupon possible but likely to be
                                     no higher than 15% (could be 0%)

Face Amount         $40 million      Any face amount possible but likely
                                     between $40 million and $103.5 million

Term (maturity)       11 years       Longer (15-25 years) or shorter (5 or
                                     7 years)

Sinking Fund            None         Amortization of principle prior to maturity
(amortization)        (Bullet)


                                                                 Value @ Market
                                                                 --------------
                                                                  12%      15%
                                                                 -----    -----
                                                                 ($ in millions)

Sensitivity:
------------
               S-4 Proposal ($40MM 6 1/4% 11 years)              $26.2    $21.4

               Raise coupon to 10%                                35.2     29.4
               Raise coupon to 14%                                44.8     37.9

               Shorten maturity to 7 year bullet                  29.3     25.1
               Shorten maturity to 5 year bullet                  31.5     28.0

               SF of 10% ($4MM) in years 8-10, mature Year 11     26.6     21.9
               SF of 10% ($4MM) in years 5-6, mature Year 7       29.6     25.6

               Coupon @ 10%, 11 year maturity with SF             35.3     29.7

               "Value" at 4/1/99 of existing sub. deb./(1)/       80.1     70.4

------------
/(1)/ Assumes all payments of principal and interest made when due.


Specific Ideas
--------------
                    Face Amount      Coupon     Maturity        Value/(1)/
                  ---------------    ------    ----------    ---------------
                  ($ in millions)              (in years)    ($ in millions)
                        $40            10%           7            $31.5
                         50             8           11             31.4

                         40            15            5             40.0
                         50            12         8-11             42.2

                         50            15           11             50.0
                         60            10            5             49.7

                         60            14            7             57.5
                         70            12          5-7             61.3

--------------
/(1)/ Based on 15% discount rate for illustrative purposes only.

                                          December 13, 1998

                                          Attorney Work Product
                                          Prepared in Anticipation of Litigation
                                          Privileged and Confidential


LG Electronics Inc. ("LGE")
---------------------------

Contingent Payment Rights issued to holders of Subordinated Debentures
("Series A Rights") and non-LGE equity ("Series B Rights" and, collectively, the "Rights")

General Concept
---------------

Participate in "upside" related to Zenith business in a capped amount during a limited time period.

Calculation of Zenith Net Cash Flow
-----------------------------------

On a cumulative basis starting with the quarter end after the effective date of the Plan of Reorganization, consolidated Zenith net cash flow (as defined) will be calculated. Net cash flow will include a management fee to LGE of $_________ per annum to reflect on-going LGE support of Zenith operations.

Calculation of Allocation of Cumulative Zenith Net Cash Flow
------------------------------------------------------------

First:    To repay any debt of Zenith, including advances from LGE,
-----
Second:   To repay LGE $200 million plus an assumed return of 12%, such amount
------
          representing LGE's cost of the debt foregiven in the chapter 11 proceeding,
Third:    33% to Series A Rights until earlier of paid in full or maturity of
-----
          Series A Rights, and
Fourth:   Beginning only after payment in full of the Series A Rights, 25% to
------
          non-LGE equity until the earlier of equity's having received $15 million, or 2010.

Rights Expire
-------------

The Series A Rights expire the earlier of 2010 or when the bondholders have been "paid in full," defined as the difference between the market value of the security received and the market value of the existing convertible sub debs.

The Series B Rights expire the earlier of 2010 or when the holders have received $15 million.

Other Provisions
----------------

Rights are detachable. Zenith can call the Rights at the remaining capped amount.

Rights have no covenants, voting rights or other rights.

-------------------------

Zenith net cash flow as defined above will be confirmed on an annual basis by a recognized independent accounting firm and then payments under the Rights will be made 60 days thereafter. Holders of the Series A Rights will receive the financial confirmation. Holders of the Rights will not have any other access to Zenith or its management.


*   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *  *


               Pros                                     Cons
               ----                                     ----

If it is the last "card" to play,      Until such time as the Series B
the contingent payment right           Rights are paid in full or expire,
may represent the final step in a      Zenith will remain a reporting company
consensual arrangement.                subject to periodic SEC filings to
                                       extent required by Federal Securities
A consensual plan may save time and    laws.
expense in restructuring Zenith.
                                       In the event that distributions are
                                       made under the Rights, the Rights
                                       represent a value give-up for LGE.

                                       The holders of the Rights may seek to
                                       place restrictions on transactions
                                       between LGE and Zenith to preserve
                                       value in Zenith.